Exhibit 99.2

For release:  November 4, 2015

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

National HealthCare Corporation Completes Redemption of Series A Convertible Preferred Stock

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHCPRA), the nation's oldest publicly traded senior health care company, today announced that it has redeemed all outstanding shares of its Series A Convertible Preferred Stock (the "Preferred Stock") effective November 3, 2015.  Holders of the Preferred Stock elected to redeem approximately 8.3 million preferred shares for approximately $130.6 million.  The Preferred Stock had a redemption price of $15.75 per share, plus an accrued dividend of $0.04 per share, for a total of $15.79 per share.  The funding of the Preferred Stock redemption was provided by the Company’s cash on hand and borrowings under the previously announced $175 million credit facility.

In lieu of redemption, holders of the Preferred Stock had the option of converting any or all of their shares into shares of the Company's common stock.  Prior to the redemption, a total of approximately 2.5 million preferred shares were converted into approximately 600,000 shares of the Company’s common stock.

"We chose to call the Preferred Stock because we believe the redemption increases the future cash flows and operating results of the Company", stated NHC's Chairman and CEO, Robert Adams.  "With the conclusion of the redemption, we continue to focus on implementing strategies to enhance shareholder value while continuing to provide outstanding patient-centered care."

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 skilled nursing centers with 9,403 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 19 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.